                                                                     EXHIBIT 2.1







                      HUNTINGTON ASSET PURCHASE AGREEMENT

                                 by and among

                        Hall, Kinion & Associates, Inc.,

                      Huntington Acquisition Corporation,

                      Alexander, Boehmer and Tomasco, LLC,

                 Raymond Tomasco and Karen Vacheron Alexander,

                                  dated as of

                               November 18, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                                      Page
                                                                                      ----
ARTICLE 1:      PURCHASE AND SALE OF ASSETS.........................................    1
      1.1       Description of Assets to be Acquired................................    1
      1.2       Excluded Assets.....................................................    3
      1.3       Non-Assignment of Certain Contracts.................................    3

ARTICLE 2:      LIABILITIES ASSUMED.................................................    3
      2.1       Liabilities Assumed.................................................    3

ARTICLE 3:      PURCHASE PRICE......................................................    3
      3.1       Consideration.......................................................    3
      3.2       Amount..............................................................    4
      3.3       Certain Definitions.................................................    4
      3.4       Adjustment Upon Determination of Closing Date Balance Sheet.........    6
      3.5       Earn-Out Payments...................................................    6
      3.6       Special Provision Regarding Existing Clients........................    7
      3.7       Accounting Procedures...............................................    8
      3.8       Examination of Books and Records....................................    9

ARTICLE 4:      REPRESENTATIONS AND WARRANTIES......................................   10
      4.1       Representations of Hall Kinion and Purchaser........................   10
                 (a)  Organization..................................................   10
                 (b)  Authorization.................................................   10
                 (c)  Compliance With Other Instruments.............................   10
                 (d)  Litigation....................................................   10
      4.2       Representations of Seller and the Members...........................   10
                 (a)  Organization, Good Standing and Qualification of the Seller...   11
                 (b)  Authorization of the Seller...................................   11
                 (c)  Authorization of the Members..................................   11
                 (d)  Capital Structure.............................................   11
                 (e)  Assets and Bulk Sales Laws....................................   12
                 (f)  Title to the Property.........................................   12
                 (g)  Financial Information.........................................   12
                 (h)  Absence of Certain Changes and Events.........................   12
                 (i)  Receivables...................................................   13
                 (j)  Taxes.........................................................   13
                 (k)  Compliance With Law...........................................   14
                 (l)  Immigration Compliance........................................   14
                 (m)  Proprietary Rights............................................   14
                 (n)  Contracts and Commitments.....................................   15
                 (o)  Insurance.....................................................   15
                 (p)  Litigation....................................................   15
                 (q)  No Conflict or Default........................................   16
                 (r)  Third-Party Consents..........................................   16
                 (s)  Employees and Employee Benefit Plans..........................   16
                 (t)  Interested Party Relationships................................   18

                 (u)  Indebtedness..................................................   18
                 (v)  Books and Records.............................................   18
                 (w)  Complete Disclosure..........................................    18

ARTICLE 5:      COVENANTS...........................................................   19
      5.1       Maintenance of Huntington Business..................................   19
      5.2       Post-Closing Access to Information..................................   19
      5.3       Employees...........................................................   19
      5.4       Taxes...............................................................   19
      5.5       Confidentiality.....................................................   20
      5.6       Publicity...........................................................   20

ARTICLE 6:      CLOSING.............................................................   20
      6.1       Time of Closing.....................................................   20
      6.2       Deliveries by Members and the Seller................................   20
      6.3       Deliveries by Hall Kinion and Purchaser.............................   21
      6.4       Further Assurances..................................................   21

ARTICLE 7:      CONDITIONS PRECEDENT TO OBLIGATIONS.................................   21
                Conditions to Obligations of Purchaser..............................   21
                 (a)   Representations and Warranties...............................   21
                 (b)   Consents.....................................................   21
                 (c)   Performance of Agreement.....................................   22
                 (d)   No Material Adverse Change...................................   22
                 (e)   Absence of Governmental or Other Objection...................   22
                 (f)   Approval of Documentation....................................   22
                 (g)   Employment Agreements........................................   22
                 (h)   Intentionally Omitted........................................   22
                 (i)   Termination of 401(k) Plan...................................   22
                 (j)   Due Diligence Review.........................................   22
                 (k)   ITC Asset Purchase Agreement.................................   22
                 (l)   Assignment of Real Estate Lease..............................   22
      7.2       Conditions to Obligations of Members and Seller.....................   23
                 (a)   Representations and Warranties...............................   23
                 (b)   Performance of Agreement.....................................   23
                 (c)   No Material Adverse Change...................................   23
                 (d)   Employment Agreements........................................   23
                 (e)   Huntington Asset Purchase Agreement..........................   23
                 (f)   Assignment of Real Estate Lease..............................   23

ARTICLE 8:      INDEMNIFICATION.....................................................   23
      8.1       Survival of Representations, Warranties, and Agreements.............   23
      8.2       Indemnification of the Purchaser....................................   24
      8.3       Indemnification of the Members......................................   24
      8.4       Procedure for Indemnification with Respect to Third-Party Claims....   25
      8.5       Procedure for Indemnification with Respect to Non-Third Party Claims   26
      8.6       Threshold Determination of and Limitations on Indemnification.......   26
      8.7       Limitation on Gary Malbin's Indemnification of Purchaser............   26

ARTICLE 9:      MISCELLANEOUS PROVISIONS............................................   27
      9.1       Notices.............................................................   27
      9.2       Entire Agreement....................................................   28
      9.3       Binding Effect; Assignment..........................................   28
      9.4       Captions............................................................   28
      9.5       Expenses of Acquisition.............................................   28
      9.6       Waiver; Consent.....................................................   28
      9.7       Third-Party Beneficiaries...........................................   28
      9.8       Counterparts........................................................   28
      9.9       Gender..............................................................   29
      9.10      Severability........................................................   29
      9.11      Remedies of the Purchaser...........................................   29
      9.12      Governing Law.......................................................   29
      9.13      Venue...............................................................   29
      9.14      Attorney's Fees.....................................................   29
      9.15      Rules of Construction...............................................   29

Exhibits
--------
6.2(a)      Form of Bill of Sale and Assignment

6.2(d)      Opinion of Cohen & Wolf, P.C.

6.3(d)      Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
            LLP

7.1(g)(i)   Form of Employment Agreement for Raymond Tomasco

7.1(g)(ii)  Form of Employment Agreement for Karen Vacheron Alexander

7.1(k)      Form of ITC Asset Purchase Agreement

7.1(l)      Form of Lease Assignment

Schedules
---------
1.1(a)      List of Personal Property

1.1(b)      List of Current Assets

1.1(c)      List of Contracts

1.1(d)      List of Governmental Permits

1.1(e)      List of Proprietary Rights

1.1(k)      List of Real Property

1.2         List of Excluded Assets

2.1         List of Assumed Liabilities

4.2(g)      October 31, 1998 Balance Sheet of Seller

                      HUNTINGTON ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is dated as of November 18, 1998 by and among Hall, Kinion & Associates, Inc., a Delaware corporation ("Hall Kinion"), Huntington Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Hall Kinion (the "Purchaser"), Alexander, Boehmer and Tomasco, LLC, a Connecticut limited liability company ("Huntington" or the "Seller"), and Raymond Tomasco and Karen Vacheron Alexander individuals (each, a Member, and collectively, the "Members").

          WHEREAS, Huntington and Interactive Technology Consultants, LLC, a Connecticut limited liability company ("ITC") operate as affiliated businesses which provide information technology professionals to meet the MIS staffing needs of customers; and

          WHEREAS, ITC is engaged in the business of placing temporary employees who have information technology skills with employers in need of such skilled temporary employees (the "ITC Business"); and

          WHEREAS, Huntington is in the business of placing permanent employees who have information technology skills with employers in need of such skilled permanent employees (the "Huntington Business"); and

          WHEREAS, Interactive Acquisition Corporation, another wholly-owned subsidiary of Hall Kinion ("IAC") has contracted to acquire from ITC, and ITC has contracted to transfer to Purchaser, pursuant to the Asset Purchase Agreement, dated as of even date herewith, by and among Hall Kinion, Interactive Acquisition Corporation, ITC, Raymond Tomasco, Karen Vacheron Alexander and Gary Malbin (the "ITC Asset Purchase Agreement"), substantially all of the assets, properties, and rights of ITC used or utilized in the ITC Business; and

          WHEREAS, Purchaser desires to acquire from the Seller, and the Seller desires to transfer to Purchaser, substantially all of the assets, properties, and rights of the Seller in the Huntington Business (except as provided in Section 1.2 below) as provided by this Agreement, upon the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          1.1  Description of Assets to be Acquired.  Upon the terms and subject
               ------------------------------------
to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1), the Seller agrees to convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from the Seller, all right, title and interest of the Seller at the Time of Closing in and to the assets, properties, and rights of the Huntington Business of every kind, nature and description, personal, tangible and intangible, known or unknown, wherever located, including, without limiting the generality of the foregoing (but excluding the "Excluded Assets," as such term is defined in Section 1.2 below):

               (a) All interests in machinery, equipment, copiers, computers, furniture, fixtures, supplies, other tangible personal property and fixed assets and all proprietary rights relating thereto (the "Personal Property"), including without limitation those listed on Schedule 1.1(a) hereto, subject to changes in
                                   ---------------
the ordinary course of business, consistent with prior practice, since the date specified on Schedule 1.1(a);
             ---------------

               (b) All lease deposits, prepaid expenses, prepaid property taxes and all other current assets, including cash (the "Current Assets"), including without limitation those listed on Schedule 1.1(b) hereto;
                                   ---------------

               (c) All claims and rights under all agreements, contracts, contract rights, licenses, evidences of indebtedness, purchase and sale orders, quotations and other executory commitments but excluding any liabilities associated therewith (collectively, the "Contracts"), including, without limitation those listed on Schedule 1.1(c) hereto;
                           ---------------

               (d) All franchises, licenses, permits, consents, authorizations and approvals of any federal, state or local regulatory, administrative or other governmental agency or body, that are not listed on Schedule 1.1(d) under the
                                                    ---------------
heading "Non-Transferable Governmental Permits" (the "Non-Transferable Governmental Permits"), including but not limited to those listed on Schedule
                                                                     --------
1.1(d) under the heading "Transferable Governmental Permits" (those franchises,
------
franchises, licenses, permits, consents, authorizations and approvals that are not Non-Transferable Governmental Permits are hereinafter referred to as the "Transferable Governmental Permits");

               (e) All rights in and to inventions, formulae, process engineering, art works, schematic drawings, secret processes, product plans, logos, trademarks, trademark applications, service marks, copyrights, trade names, trade secrets, know-how, technical information, patents, patent applications, software, databases, source code, employee lists, and customer lists (collectively, the "Proprietary Rights"), including without limitation those listed on Schedule 1.1(e) hereto;
                ---------------

               (f) Originals of all sales invoices, revenue registers and accounts receivable records, and originals of all warranties on all supplies and equipment, files, papers and all other records of the Seller, that relate to the Huntington Business (collectively the "Records");

               (g) All rights under express or implied warranties from suppliers of the Seller and/or the Huntington Business to the extent assignable;

               (h) All causes of action, judgments and claims or demands of whatever kind or description of the Seller, or that arise out of or relate to the Huntington Business;

               (i) All rights and interests of the Seller to the proceeds of insurance claims arising from damage to the Assets (as defined below) prior to Closing;

               (j) All employee and customer lists and records of the Seller;

               (k) All interests in the lease of office space described in
Schedule 1.1(k), including all leasehold improvements thereto, and all related
---------------
rights (collectively, the "Real Property");

               (l) All goodwill of the Huntington Business (the "Goodwill"); and

               (m) Such rights, if any, as Huntington may have in the assets to be conveyed by ITC pursuant to the terms of the ITC Asset Purchase Agreement.

          The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

          1.2  Excluded Assets.  Notwithstanding the provisions of Section 1.1
               ---------------
hereof, the Assets to be transferred to Purchaser pursuant to this Agreement shall not include the Non-Transferable Governmental Permits and other assets, if any, listed on Schedule 1.2 (collectively, the "Excluded Assets").
               ------------

          1.3  Non-Assignment of Certain Contracts.  Notwithstanding anything to
               -----------------------------------
the contrary in this Agreement, to the extent that the assignment hereunder of any of the Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, the Seller shall, at its own expense, use its best efforts to obtain the consent of such other party to an assignment to Purchaser.

                                   ARTICLE 2
                              LIABILITIES ASSUMED
                              -------------------

          2.1  Liabilities Assumed.  Purchaser hereby agrees to assume, satisfy,
               -------------------
and/or perform when due and to indemnify and hold harmless the Seller from those liabilities and obligations of the Seller specifically listed on Schedule 2.1
                                                                 ------------
attached hereto (the "Assumed Liabilities"). Purchaser shall not assume any liabilities of the Seller not specifically set forth on Schedule 2.1.
                                                        ------------

                                   ARTICLE 3
                                 PURCHASE PRICE
                                 --------------

          3.1  Consideration.  Upon the terms and subject to the conditions
               -------------
contained in this Agreement, in consideration for the Assets and in full payment therefor, Purchaser will pay to the Seller (or cause to be paid to the Seller), for the benefit of the Seller and the Members, the purchase price set forth in
Section 3.2, subject to the adjustment in accordance with Section 3.3 below, and Purchaser will assume all the liabilities listed on Schedule 2.1, if any. Hall
                                                    ------------
Kinion hereby guarantees the Purchaser's obligations contained herein to pay the consideration, to assume the liabilities, and to perform the covenants contained or provided in this Article 3.

          3.2  Amount.  The Purchaser shall pay to the Seller the purchase price
               ------
("Purchase Price") for the Assets as follows:

               (a) One Million Nine Hundred Seventy-Nine Thousand Six Hundred Forty Dollars ($1,979,640) in cash, payable to the Seller by check or wire transfer at the time of Closing (the "Initial Consideration");

               (b) Up to Three Million Six Hundred Thousand Dollars ($3,600,000) shall be paid pursuant to the terms and conditions of Section 3.3 hereof (each such payment shall be referred to as an "Earn-Out Payment" and such funds shall be referred to as the "Earn-Out Funds"); and

               (c) An assumption of liabilities pursuant to Section 2.1.

          3.3  Certain Definitions.
               -------------------
               (a) "Closing Date Balance Sheet" shall mean the balance sheet reflecting the Companies' Closing Date Net Worth. The Closing Date Balance Sheet shall be prepared by Purchaser as soon as reasonably practicable following the Closing but in any event not later than December 31, 1998, as more particularly set forth in Section 3.7.

               (b) "Closing Date Net Worth" shall equal total assets of the Companies at the time of Closing minus total liabilities of the Companies at the time of Closing, as set forth on the Closing Date Balance Sheet, which shall be determined in accordance with generally accepted accounting principles consistently applied ("GAAP").

               (c) "Minimum Net Worth" shall equal $602,589.

               (d) "Closing Date Net Worth Shortfall" shall be the amount by which (x) the Minimum Net Worth exceeds (y) the Closing Date Net Worth.

               (e) "Base Revenue" shall equal $3,280,562.08 and shall mean the Companies' Gross Margin for the twelve (12) month period ending October 31, 1998, calculated in accordance with GAAP, including appropriate adjustments, including adjustments for bad debt reserves.

               (f) "Companies" shall mean the ITC Business and the Huntington Business, on a combined basis, or the subsidiary or subsidiaries of Hall Kinion, including without limitation, Purchaser, ITC and any successors in interest thereto which, after the Closing, is or are comprised of the former ITC Business and Huntington Business on a combined basis, the financial results of which, for purposes of calculating the Closing Date Net Worth and the Earn-Out Payments, are accounted for on a consolidated stand-alone basis.

               (g) "Gross Margin" is calculated by adding: (1) the revenue generated during the twelve (12) month period ending October 31, 1998 from the ITC Business (including conversion fees), less Bad Debt or refunds, less the Cost of Goods Sold; and (2) the revenue generated during the twelve (12) month period ending October 31, 1998 from the Huntington Business (including conversion fees), less Bad Debt or refunds, less the Cost of Goods Sold.

               (h) "Cost of Goods Sold" for each of ITC and Huntington is equal to the revenue generated during the twelve (12) month period ending October 31, 1998 by ITC or Huntington, as the case may be, plus fifteen percent (15%)* of such revenue to account for the burden of, specifically, direct payroll, employer payroll taxes, business insurance, workers' compensations, unemployment and other costs incurred by Hall Kinion or Purchaser that are directly tied to the employment of a specific contractor during the ordinary course of business.

               (i) "Bad Debt" shall mean any account receivable that has not been collected within 120 days and/or any customer revenue adjustment.

               (j) "First Year Achieved Revenue" shall mean the Companies' total revenues for the twelve (12) month period ending on October 31, 1999.

               (k) "Second Year Achieved Revenue" shall mean the Companies' total revenues for the twelve (12) month period ending on October 31, 2000.

               (l) "Third Year Achieved Revenue" shall mean the Companies' total revenues for the twelve (12) month period ending on October 31, 2001.

               (m) "First Year Period" shall mean the twelve (12) month period from November 1, 1998 to October 31, 1999.

               (n) "Second Year Period" shall mean the twelve (12) month period from November 1, 1999 to October 31, 2000.

               (o) "Third Year Period" shall mean the twelve (12) month period from November 1, 2000 to October 31, 2001.

               (p) "First Year Target Revenue" shall equal the sum of Base Revenue plus the product that results from multiplying Base Revenue by .45.

               (q) "Second Year Target Revenue" shall equal the sum of First Year Achieved Revenue plus the product that results from multiplying First Year Achieved Revenue by .25.

               (r) "Third Year Target Revenue" shall equal the sum of Second Year Achieved Revenue plus the product that results from multiplying Second Year Achieved Revenue by .20.

               (s) "First Year Factor" shall mean a fraction, the numerator of which is (i) First Year Achieved Revenue minus (ii) Base Revenue, and the denominator of which is (x) First Year Target Revenue minus (y) Base Revenue.

---------------
* Hall Kinion shall retain the right to adjust the percentage above or below fifteen (15) in accordance with changes to insurance rates or tax rates beyond Hall Kinion's control, provided that Hall Kinion provide the Members with reasonable notice of such modification.

               (t) "Second Year Factor" shall mean a fraction, the numerator of which is (i) Second Year Achieved Revenue minus (ii) First Year Achieved Revenue, and the denominator of which is (x) Second Year Target Revenue minus
(y) First Year Achieved Revenue.

               (u) "Third Year Factor" shall mean a fraction, the numerator of which is (i) Third Year Achieved Revenue minus (ii) Second Year Achieved Revenue, and the denominator of which is (x) Third Year Target Revenue minus (y) Second Year Achieved Revenue.

               (v) "Maximum Earnout Payment Per Year" shall equal One Million Six Hundred Thousand Dollars ($1,600,000.00) for the First Year Period; One Million Six Hundred Thousand Dollars ($1,600,000.00) for the Second Year Period and Four Hundred Thousand Dollars ($400,000.00) for the Third Year Period.

          3.4  Adjustment Upon Determination of Closing Date Balance Sheet.  No
               -----------------------------------------------------------
adjustment shall be made to the Purchase Price provided that Seller has not engaged in any business or activities outside of the ordinary course of business from October 31, 1998 through the time of Closing. In the event that Seller has engaged in any business or activities outside of the ordinary course of business during such period, then on the date that is not more than five (5) business days after the final determination of the Closing Date Balance Sheet, ITC and Huntington shall pay, by check or wire transfer, to the Purchaser an amount equal to the Closing Date Net Worth Shortfall, if any. In the event ITC and Huntington do not timely remit such amount to Purchaser, Purchaser shall have, in addition to such other rights and remedies as Purchaser shall be entitled to exercise by law or equity, the right to offset any or all EarnOut Payments (as such term is defined in Section 3.5) by such amount together with interest thereon at the lesser of (x) ten percent (10%) per annum, compounded annually, or (y) the maximum rate allowable by law.

          3.5  Earn-Out Payments.  (a) Subject to offset pursuant to the
               -----------------
indemnification provisions set forth in Article 8 hereof, Purchaser shall pay to ITC and Huntington up to an aggregate amount of Three Million Six Hundred Thousand Dollars ($3,600,000) in cash, payable by check or wire transfer in three (3) payments (collectively, the "Earnout Payments"), based upon the achievement of certain milestones over a three (3) year period ending October 31, 2001 (the "Earnout Period") as follows:

                    (i) The subsequent payment corresponding to the First Year Period (the "First Earnout Payment"), shall be the Maximum Earnout Payment for the First Year Period, provided that the First Year Achieved Revenue is greater than or equal to the First Year Target Revenue. If the First Year Achieved Revenue is less than the sum of Base Revenue plus the product that results from multiplying Base Revenue by .35, then the First Earnout Payment shall be equal to zero. However, if the First Year Achieved Revenue is greater than or equal to the sum of Base Revenue plus the product that results from multiplying Base Revenue by .35, but less than the First Year Target Revenue, then the First Earnout Payment shall be calculated by multiplying the Maximum Earnout Payment for the First Year Period by the First Year Factor. The date of the First Earnout Payment, if any, shall not be later than December 15, 1999, or within ten (10) days after any dispute under Section 3.7 is finally resolved, whichever is later.

                    (ii) The subsequent payment corresponding to the Second Year Period (the "Second Earnout Payment"), shall be the Maximum Earnout Payment for the Second Year Period, provided that the Second Year Achieved Revenue is greater than or equal to the Second Year Target Revenue. If the Second Year Achieved Revenue is less than the sum of First Year Achieved Revenue plus the product that results from multiplying First Year Achieved Revenue by .20, then the Second Earnout Payment shall be equal to zero. However, if the Second Year Achieved Revenue is greater than or equal to the sum of First Year Achieved Revenue plus the product that results from multiplying First Year Achieved Revenue by .20, but less than the Second Year Target Revenue, then the Second Earnout Payment shall calculated by multiplying the Maximum Earnout Payment for the Second Year Period by the Second Year Factor. The date of the Second Earnout Payment, if any, shall not be later than December 15, 2000, or within ten (10) days after any dispute under Section 3.7 is finally resolved, whichever is later.

                    (iii) The subsequent payment corresponding to the Third Year Period (the "Third Earnout Payment"), shall be the Maximum Earnout Payment for the Third Year Period, provided that the Third Year Achieved Revenue is greater than or equal to the Third Year Target Revenue. If the Third Year Achieved Revenue is less than the sum of Second Year Achieved Revenue plus the product that results from multiplying Second Year Achieved Revenue by .15, then the Third Earnout Payment shall be equal to zero. However, if the Third Year Achieved Revenue is greater than or equal to the sum of Second Year Achieved Revenue plus the product that results from multiplying Second Year Achieved Revenue by .15, but less than the Third Year Target Revenue, then the Third Earnout Payment shall calculated by multiplying the Maximum Earnout Payment for the Third Year Period by the Third Year Factor. The date of the Third Earnout Payment, if any, shall not be later than December 15, 2001, or within ten (10) days after any dispute under Section 3.7 is finally resolved, whichever is later.

               (b) By way of example, if (i) Base Revenue equals $5,000,000;
(ii) First Year Achieved Revenue equals $10,000,000; (iv) Second Year Achieved Revenue equals $12,000,000; and (v) Third Year Achieved Revenue equals $13,700,000, then First Year Target Revenue would equal $7,250,000, Second Year Target Revenue would equal $12,500,000 and Third Year Target Revenue would equal $14,400,000. The amount of the First Earnout Payment would be $1,600,000, the amount of the Second Earnout Payment would be $1,280,000 and the amount of the Third Earnout Payment would be zero.

               (c) 75.56% of any Earn-Out Payment made hereunder shall be made payable to ITC and the remaining 24.44% shall be made payable to Huntington.

          3.6  Special Provision Regarding Existing Clients.  Any reference to
               --------------------------------------------
the Companies' First Year Achieved Revenue, Second Year Achieved Revenue or Third Year Achieved Revenue (in each case, "Annual Achieved Revenue") shall include, without limitation, any revenue derived by the Purchaser after the Time of Closing from clients that were clients of ITC or Huntington within the two year period prior to the Time of Closing as shall be determined pursuant to an inter-company accounting method mutually acceptable to the Chief Financial Officer of Purchaser and Raymond Tomasco.

          3.7  Accounting Procedures.
               ---------------------
               (a) As soon as practicable after the Time of Closing, but in any event not later than December 31, 1998, Hall Kinion shall cause its chief financial officer (the "Hall Kinion CFO") to prepare the Closing Date Balance Sheet and a related unaudited statement of income of the Companies for the twelve (12) months ended October 31, 1998 setting forth for the period under examination (i) the Closing Date Net Worth, if not sooner agreed upon in writing by Purchaser, Hall Kinion, ITC and Huntington (the "Special Determination"). If Raymond Tomasco and Karen Vacheron Alexander, acting jointly (the "Remaining Members"), do not agree that the Special Determination correctly states the Closing Date Net Worth, the Remaining Members shall promptly (but not later than 30 days after the delivery of the Special Determination) give written notice to Hall Kinion of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Remaining Members and Hall Kinion reconcile their differences, the Closing Date Net Worth shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Remaining Members and Hall Kinion are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to the Purchaser, the items in dispute shall be submitted to a mutually acceptable accounting firm selected from among the six largest accounting firms in the United States in terms of gross revenues (the "Independent Auditors") for final determination, and the Closing Date Net Worth shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Remaining Members and Hall Kinion may agree) to resolve all items in dispute. If the Remaining Members do not give notice of any exception within 30 days after the delivery of the Special Determination or if the Remaining Members in their discretion give written notification of their acceptance of the Closing Date Net Worth prior to the end of such 30 day period, the Closing Date Balance Sheet set forth in the Special Determination (as the case may be) shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law. Notwithstanding the foregoing, the Special Determination shall not be made unless the Seller has engaged in business or activities outside of the ordinary course of business from October 31, 1998 through the time of Closing and the Hall Kinion CFO notifies the Seller of that fact (to which the Seller may take exception pursuant to the same procedures set forth above) within the Special Determination.

               (b) For each of the First Year Period, the Second Year Period and the Third Year Period, respectively, (each, an "Annual Earn-Out Period"), Hall Kinion's CFO shall prepare a report containing an unaudited balance sheet of the Company and a related statement of income of the Companies for the Annual Earn-Out Period then ended, setting forth for the period under examination the calculation of Annual Achieved Revenue and the Annual Earn-Out Payments to be paid in respect of such Earn-Out Period, and all adjustments required to be made to such financial statements in order to make the calculations required under
Section 3.5 (the "Annual Determination"). Hall Kinion shall deliver a copy of each such Annual Determination to the Remaining Members within 30 days after the end of the Annual Earn-Out Period to which such Annual Determination relates.

               (c) If the Remaining Members do not agree that the Annual Determination for any Earn-Out Period correctly states the Annual Achieved Revenue or the Annual Earn-Out Payments for the Earn-Out Period under examination, the Remaining Members shall promptly (but not later than 30 days after the delivery of the Annual Determination) give written notice to Hall Kinion of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Remaining Members and Hall Kinion reconcile their differences, such Annual Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Remaining Members and Hall Kinion are unable to reconcile their differences the items in dispute shall be submitted to the Independent Auditors for final determination, and such Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Remaining Members and Hall Kinion may agree) to resolve all items in dispute. If the Remaining Members do not give notice of any exception within 30 days after the delivery of an Annual Determination or if the Remaining Members in their discretion give written notification of their acceptance of an Annual Determination prior to the end of such 30 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

               (d) In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of them under this section, then Hall Kinion and the Remaining Members agree to select another accounting firm from among the six largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section by the Independent Auditors. If Hall Kinion and the Remaining Members fail to select another accounting firm within 7 days after it is determined that the Independent Auditors will not perform the services required, either Hall Kinion or the Remaining Members may request the American Arbitration Association to appoint an independent firm of certified public accountants of recognized national standing to perform the services required under this section by the Independent Auditors. For purposes of this section the term "Independent Auditors" shall include such other accounting firm chosen in accordance with this clause (d).

               (e) The fees and expenses of the Independent Auditors shall be borne equally by Hall Kinion on the one hand and ITC and Huntington on the other hand.

          3.8  Examination of Books and Records.
               --------------------------------
          The books and records of the Company shall be made available during normal business hours upon reasonable advance notice at the principal office of the Company to the parties and the Independent Auditors to the extent required to determine the Closing Date Net Worth or the calculations required under
Section 3.5 (as the case may be).

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          4.1  Representations of Hall Kinion and Purchaser.  Each of Hall
               --------------------------------------------
Kinion and the Purchaser hereby represents to the Seller that:

               (a) Organization.  It is a corporation duly organized, validly
                   ------------
existing and in good standing under the laws of the State of Delaware.

               (b) Authorization. It has full corporate power and authority to
                   -------------
enter into this Agreement and the Related Agreements (as defined below) to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Related Agreements to which it is a party. It has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement and the Related Agreements, to which it is a party, and this Agreement and each of the Related Agreements to which it is a party (to the extent to which it is a party) constitute valid and binding obligations of it enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the "Related Agreements" shall mean the Employment Agreements (as defined in Section 7.1(g)), the Noncompetition Agreement (as defined in Section 7.1(h)) and the Lease Assignment (as defined in Section 7.1(l)).

               (c) Compliance With Other Instruments. Its execution and delivery
                   ---------------------------------
of this Agreement and the Related Agreements to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by it do not, or as of the Closing will not, conflict with or result in a breach of any terms of, or constitute a default under, its Certificate of Incorporation or Bylaws, or any material agreement, obligation or instrument to which it is a party or by which it is bound.

               (d) Litigation. Except as set forth in the statements, reports
                   ----------
and other documents filed or required to be filed by Hall Kinion with the Securities and Exchange Commission, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser's ability to comply with the Earn-Out provisions of Section 3.5 herein. There is no judgment, decree or order against Purchaser or any of its subsidiaries or, to the knowledge of Purchaser or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

          4.2  Representations of Seller and the Members.  Except as otherwise
               -----------------------------------------
set forth in the disclosure letter dated as of the date hereof and delivered by the Seller and the Members to the Purchaser and its counsel (the "Disclosure Letter") or as set forth in the Schedules to this

Agreement, the Seller and the Members hereby jointly and severally represent and warrant to the Purchaser that:

               (a) Organization, Good Standing and Qualification of the Seller.
                   -----------------------------------------------------------
Seller is a limited liability company duly organized and validly existing under the laws of the State of Connecticut and has all corporate power and authority to carry on its business as now conducted. Seller is qualified to transact business and in good standing in each jurisdiction where failure to qualify would have a material adverse effect on the Huntington Business or the assets of the Seller (the "Assets").

               (b) Authorization of the Seller. Seller has full corporate power
                   ---------------------------
and authority to enter into this Agreement and those Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, general conveyances, bills of sale, assignments and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents") and the Related Agreements to which it is a party. Seller has taken all necessary and appropriate company action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Related Agreements to which it is a party. This Agreement, the Closing Documents and the Related Agreements to which the Seller is a party (to the extent to which it is a party) constitute valid and binding obligations of the Seller enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

               (c) Authorization of the Members. Each of the Members has full
                   ----------------------------
power and authority to enter into this Agreement and those Related Agreements to which he or she is a party, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Members have taken all necessary and appropriate Member action with respect to the execution and delivery of this Agreement, the Closing Documents, and the Related Agreements to which he or she is a party. This Agreement, the Closing Documents and the Related Agreements (to the extent to which he or she is a party) constitute valid and binding obligations of each Member enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally.

               (d) Capital Structure. The membership interests of Huntington are
                   -----------------
held by the following individuals and in the following amounts: 90% are held by Raymond Tomasco and 10% are held by Karen Alexander. These interests constitute all of the membership interests of Huntington. There are no outstanding subscriptions, options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any character whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance or sale of any membership interest of Huntington or any securities convertible into or exchangeable for any membership interest of Huntington. There are no obligations, contingent or otherwise, of Huntington to repurchase, redeem or otherwise acquire any membership interest of Huntington.

               (e) Assets and Bulk Sales Laws. The Assets include all
                   --------------------------
intellectual property, and all other property in which the Seller has any right, title, and interest. The Assets include all the assets necessary to operate the Huntington Business in the same manner as the Huntington Business was operated by the Seller prior to the Time of Closing. A listing of the fixed assets of the Seller as of September 30, 1998 is set forth in the Disclosure Letter or
Schedule 1.1(a). There are no "bulk sales" laws in the State of Connecticut
---------------
which impose any obligation on Purchaser regarding the sale and transfer of the Assets contemplated hereunder.

               (f) Title to the Property.
                   ---------------------
                    (i) The Seller has good and marketable title to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever, except, with respect to Personal Property, such rights as ITC may have thereunder and liens arising from Taxes not yet due and payable, statutory mechanics and materialman's liens incurred in the ordinary course of business to secure obligations which are not past due and liens and encumbrances disclosed in the Disclosure Letter. The Seller has valid leasehold interests in all leased properties listed on Schedule 1.1(a) and Schedule 1.1(k) as leased by the
                     ---------------     ---------------
Seller.

                    (ii) By virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, charges, equities, and restrictions of any nature whatsoever, other than those described in Section 4.2(f)(i) hereof.

               (g) Financial Information. The Seller and the Members have
                   ---------------------
delivered to the Purchaser (i) unaudited financial statements (balance sheet, profit and loss statement and statement of cash flows) for the Seller and ITC at and for the twelve month period ended December 31, 1997, and, with the Purchaser's support and utilizing the Purchaser's method of accounting, for the twelve-month period ended October 31, 1998 (collectively, the "Financial Statements"). The Financial Statements include the Combined Balance Sheet and Related Combined Statements of Income and Members' Equity and cash flows of ITC and the Seller for the twelve months ended October 31, 1998, a copy of which is attached hereto as Schedule 4.2(g) and is hereinafter referred to as the
                   ---------------
"Balance Sheet." The Balance Sheet is complete and correct in all material respects, and was prepared in accordance with generally accepted accounting principles. The Balance Sheet accurately describes and fairly presents the financial condition and operating results of the Seller as of the date, and for the period, indicated therein. Except as set forth in the Balance Sheet, there are no debts, liabilities or obligations of the Seller and ITC to which the Assets or the Business are subject, contingent or otherwise (whether or not such debts, liabilities or obligations would be required to be described or included under generally accepted accounting principles), other than liabilities incurred in the ordinary course of business subsequent to October 31, 1998.

               (h) Absence of Certain Changes and Events.  Except as
                   -------------------------------------
contemplated herein, since October 31, 1998, there has not been:

                    (i) Any material adverse change in the financial condition, results of operation, assets, liabilities, or prospects of the Huntington Business, or, to the knowledge of the Seller and the Members any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change;

                    (ii) Any material transaction relating to or involving the Huntington Business or the Seller (other than the transactions contemplated herein) which was entered into or carried out by the Seller other than in the ordinary and usual course of business;

                    (iii) Any material change made by the Seller in its method of operating the Huntington Business or its accounting practices relating thereto;

                    (iv) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the Seller, the Huntington Business or the Assets;

                    (v) Any sale, lease, or disposition of, or any agreement to sell, lease or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

                    (vi) Any increase in or modification of the compensation or benefits payable or to become payable by the Seller to any director or officer of the Seller or any employee of the Seller or the Huntington Business; or

                    (vii) Any other event or condition of any character which, to the knowledge of the Seller and the Members, materially adversely affects, or may reasonably be expected to so affect, the Assets taken as a whole or the results of operations, financial condition or prospects of the Seller or the Huntington Business.

               (i) Receivables.  Except as set forth in the reserve for doubtful
                   -----------
accounts, set forth on the Balance Sheet, the accounts receivable shown on the Balance Sheet arose in the ordinary course of business, have been collected or are collectible in the book amounts thereof, without setoff or counter-claim.

               (j) Taxes. Seller has completed and duly and timely filed in
                   -----
correct form with the appropriate tax authorities all tax returns and reports required to be filed on or prior to the date hereof. All of such tax returns that have been filed were accurate and complete as filed. Sellers have paid in full all taxes, assessments or deficiencies shown to be due on those tax returns that have been filed, claimed to be due by any taxing authority or otherwise due or owing. Seller has made all withholdings of tax required to be made under all applicable tax laws and regulations; and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment. The Assets are not subject to any liens for taxes, except liens for current ad valorem taxes not yet due, and neither Purchaser nor any affiliate thereof will become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Assets with respect to, (A) any taxes attributable to the ownership or use of the Assets with respect to periods prior to and including the Closing Date (other than ad valorem taxes not yet due and payable as of the Closing Date) or (B) any other taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon the Seller or attributable to the actions or activities of the Seller.

               (k) Compliance With Law. The use of the Assets and Seller's
                   -------------------
conduct of the Huntington Business is and has been in compliance, in all material respects, with all applicable laws, statutes, ordinances, rules regulations, decrees and orders (each and all of the foregoing being herein referred to as "Laws"), including Laws respecting employment, employment practices, labor and safety.

               (l)  Immigration Compliance.
                    ----------------------
                    (i) Seller is in compliance with all applicable federal, state and local laws, rules, directives and regulations relating to the employment authorization of their respective employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and Seller has not employed nor is any such entity currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

                    (ii) Seller has not received any notice from the Immigration and Naturalization Service (the "INS") or the United States Department of Labor (the "DOL") of the disapproval or denial of any visa petition or entry permit pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of Seller.

                    (iii) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of Seller.

                    (iv) Seller shall have delivered to Purchaser by the Closing Date true, accurate and complete copies of all visa petitions, entry permits and visa applications (and all supporting documents) submitted to the INS for all foreign employees and prospective foreign employees of Seller.

               (m) Proprietary Rights. The Seller has sufficient title and
                   ------------------
ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Seller has not received any communications alleging that the Seller has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Seller's business by the employees of the Seller, nor the conduct of the Seller's business as proposed, will, to the best of the Seller's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

               (n) Contracts and Commitments. Except as set forth in the
                   -------------------------
Disclosure Letter, there are no agreements or contracts, whether or not in writing, to which the Seller is a party which may: (i) involve obligations of or payments by (contingent or otherwise) the Seller in excess of $25,000; (ii) contain provisions restricting and/or affecting the development, distribution, marketing or sales of the Seller's or the Huntington Business' products or services; (iii) involve any joint venture or partnership contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons; (iv) involve any agreement containing covenants purporting to limit the freedom of the Seller to compete in any line of business or geographic area or involve the distribution of the Seller's or the Huntington Business' products or services; (v) involve any agreement of indemnification regarding the Seller and/or the Huntington Business; (vi) establish any powers of attorney regarding the Seller and/or the Huntington Business, (vii) obligate the Seller for the repayment of borrowed money; or (viii) involve any other agreement, contract, or commitment which is material to the Seller taken as a whole. To the best knowledge of the Seller and the Members, each such contract is valid and binding on all parties thereto and in full force and effect. Neither the Seller nor any of the Members have received any notice of default, cancellation, or termination in connection with any such contract.

               (o) Insurance. The Seller has not been refused any insurance by
                   ---------
an insurance carrier during the past three (3) years nor has any insurance policy been canceled with respect to the Seller, the Huntington Business or the Assets. The Disclosure Letter lists and summarizes all insurance policies and fidelity bonds covering the Assets, the Huntington Business, and the operations, employees, officers, and directors of the Seller and the amounts of coverage under each such policy and bond. There is no claim by the Seller pending under any of such policies or bonds with respect to the Seller, the Huntington Business or the Assets. All premiums payable under all such policies and bonds have been paid, and the Seller is otherwise in full compliance with the material terms of such policies and bonds. Such policies of insurance and bonds are of the type and in amounts customarily carried by entities conducting business similar to that of the Seller. Neither the Seller nor the Members knows of any threatened termination of or material premium increase with respect to any of such policies.

               (p) Litigation. Neither the Seller nor any of the Seller's
                   ----------
officers or directors is engaged in, or has received any threat of, any litigation, arbitration, investigation, or other proceeding, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, involving the Seller, the Huntington Business, the Assets, or the temporary or regular employees of Seller (the "Employees"); or against or affecting the transactions contemplated by the Agreement and the Related Agreements. There is no action, suit, proceeding, or investigation pending or to the knowledge of the Seller and the Members threatened against the Seller or the Seller's officers or directors that questions the validity of this Agreement, the Related Agreements to which it is or they are a party, or the right of the Seller, to enter into this Agreement, the Related Agreements, to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the Seller, the Business, the Assets or the results of operations, prospects, or financial condition of the Huntington Business or the Seller. There is no action, suit, proceeding, or investigation by the Seller currently pending or which it currently intends to initiate. None of the Seller nor the Seller's officers or directors is bound by any judgment, decree, injunction, ruling, or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator, or any other person which has or could have a material adverse effect on the Huntington Business, the Assets, or the results of operations, prospects, or financial condition of the Huntington Business or the Seller.

               (q) No Conflict or Default. Neither the execution and delivery of
                   ----------------------
this Agreement by the Seller or the Members, nor compliance by each of the Seller and each of the Members with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of the Articles of Organization, or the Bylaws of the Seller or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which the Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, where such violation, conflict and/or default could have a material adverse effect on (i) the continued operation by the Purchaser of the Huntington Business after the Closing on substantially the same basis as theretofore operated by the Seller, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) the Assets, or result in the creation or imposition of any lien, charge, or encumbrance, or restriction of any nature whatsoever with respect to any of the Assets, or give to others any interest or rights, including rights of termination, acceleration, or cancellation in or with respect to the Assets.

               (r) Third-Party Consents. No consent, approval, or authorization
                   --------------------
of any third party on the part of the Seller is required in connection with the consummation of the transactions contemplated hereunder, where the failure to obtain such consent, approval, and/or authorization could have a material adverse effect on (i) the continued operation by the Purchaser of the Seller and the Huntington Business after the Closing on substantially the same basis as theretofore operated, (ii) the consummation of the transactions contemplated by this Agreement, or (iii) the Assets.

               (s) Employees and Employee Benefit Plans.
                   ------------------------------------

                    (i) The Disclosure Letter sets forth a full and complete list of all directors, officers, employees, and consultants of the Seller and the Huntington Business (collectively, "Regular Service Providers") as of October 31, 1998, which schedule includes the names, job title, and the total amount of base salary, whether fixed or commission or a combination thereof, and bonus for each Regular Service Provider. The Disclosure Letter sets forth a full and complete list of those individuals the Seller has assigned to its customers (the "Temporary Service Providers") as of October 31, 1998, which schedule includes such Temporary Service Providers' names, job title, hourly or daily compensation, and hourly or daily bill rate, the name of client/customer where such Temporary Service Provider is working, and to the best of the Members' and the Seller's knowledge, the date assignment is expected to terminate. The Regular Service Providers and the Temporary Service Providers are sometimes collectively referred to herein as the "Service Providers." None of the Service Providers is subject to any contracts, written or unwritten, that specify a particular employment or service term, or limit the Seller's right to terminate the employment or service relationship of such Service Provider with the Seller. The Seller does not have any contractual obligation (1) to provide any particular form or period of notice prior to termination, or (2) to pay any of such Service Providers any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any Service Providers in connection with the transactions contemplated by this Agreement, as a result of any Seller agreement, plan, or program. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any Service Provider to benefits under any employee plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options or the acceleration of the vesting of any restricted stock). Following the consummation of the transactions contemplated by this Agreement, the Purchaser will not have any obligations towards any Service Provider, nor any former director, officer, employee, or consultant of the Huntington Business, or of the Seller, other than pursuant to agreements directly entered into by Purchaser with such persons. Neither the Seller nor the Members is aware that any Employee, or that any group of Employees, intends to terminate their employment with the Seller, nor does it have a present intention to terminate the employment of any of the foregoing.

                    (ii) The Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules, and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, where the failure to so comply could have a material adverse effect on the continued operation by the Purchaser of the Huntington Business after the Closing Date on substantially the same basis as theretofore operated.

                    (iii) The Seller is not a party to any plan defined in
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including a pension, profit sharing, savings, or retirement plan; any plan defined in Section 3(2) of ERISA, including a cafeteria or group health plan; or other deferred compensation plan, or any bonus (whether payable in cash or stock) or incentive program; or any stock, stock purchase, option, or similar plan; director or employee loan or fringe benefit program; or severance plan or arrangement; or any other plan that provides any benefits to employees, including but not limited to any plan defined in Section 3(3) of ERISA.

          If any such plans exist, the Seller has furnished to the Purchaser or their counsel complete and accurate copies of such plans, summaries, summary plan descriptions, annual reports such as Form 5500s. The Seller has prepared in good faith and timely filed all requisite governmental reports including Form 5500s and a determination letter with the IRS to the extent applicable and has properly and timely posted, or distributed all notices and reports to employees required to be filed, posted, or distributed with respect to each of such plans. The terms of each such plans comply with all applicable laws, including ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and the Family Medical Leave Act (FMLA) and the plans at all times have been operated and administered in all material respects in accordance with its terms and all applicable laws currently in effect, including ERISA, the Code and FMLA.

                    (iv) The Seller has not violated any of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") applicable to its employees prior to the Time of Closing.

                    (v) There are no material pending claims by or on behalf of any ERISA Plan by any Employee or beneficiary covered under any such plan or otherwise involving any such plan (other than routine claims for benefits).

                    (vi) All contributions, premiums or other payments due from the Seller to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of Seller. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

               (t) Interested Party Relationships. Neither the Seller, nor any
                   ------------------------------
officer or director of the Seller (nor any family member of such officer or director of the Seller, nor any corporation, partnership, or other entity that, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with the Seller, any officer or director of the Seller, or any such family member), have any material financial interest, direct or indirect, in any material supplier or customer of or to the Huntington Business or other party to any contract that is material to the Huntington Business.

               (u) Indebtedness. The Disclosure Letter sets forth a list of all
                   ------------
agreements and other instruments under which the Seller is indebted for borrowed money. The Seller has furnished the Purchaser with true and correct copies of each such agreement or other instrument under or pursuant to which it has outstanding indebtedness for borrowed money. Except as set forth in the Disclosure Letter, the Seller is not in default in any material respect under any of such agreements or other instruments, nor is the Seller or the Members aware of any event that, with the passage of time, or notice, or both, would result in an event of default thereunder. No employee or consultant of the Seller or the Huntington Business is indebted to the Seller.

               (v) Books and Records. The books and records of the Seller to
                   -----------------
which the Purchaser has been given access are the true books and records of the Seller and truly and accurately reflect the underlying facts and transactions in all material respects.

               (w) Complete Disclosure. No representation or warranty by the
                   -------------------
Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to the Purchaser or its advisors pursuant to this Agreement or the Related Agreements to which it is a party or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                                   ARTICLE 5
                                   COVENANTS
                                   ---------

          5.1  Maintenance of Huntington Business.
               ----------------------------------
               (a) During the period from the date hereof through the Time of Closing, the Seller shall carry on and use commercially reasonable efforts to preserve the Huntington Business, the goodwill of the Huntington Business, and relationships with customers, suppliers, officers, employees, agents, licensees and others with respect to the Huntington Business in substantially the same manner as the Seller did prior to the date hereof. The Seller will use commercially reasonable efforts to keep and maintain the existing favorable business relationship with each of its respective customers, suppliers, and officers, employees, licensees and agents with respect to the Huntington Business. If the Seller or the Members become aware of a deterioration in a relationship with any customer, supplier, licensee or officer, employee, or agent with respect to the Huntington Business, they will promptly bring such information to the attention of the Purchaser and will use commercially reasonable efforts to restore such relationship.

               (b) During the period from the date hereof through the Time of Closing, the Seller and the Members agree to advise the Purchaser of any material operating decisions (including, without limitation, proposed employee hiring, layoff, and termination decisions) with respect to the Huntington Business. Notwithstanding the foregoing, the Seller and the Members acknowledge that such operating decisions shall be made independently by the Seller and the Seller shall be solely responsible for its implementation, consequences, and liabilities, if any.

          5.2  Post-Closing Access to Information.  With respect to the
               ----------------------------------
originals of the books and records of Seller relating to the Huntington Business prior to the Time of Closing provided to Purchaser pursuant to this Agreement, Purchaser shall allow Seller or its representatives appropriate access to such original books and records. The Purchaser agrees that for three (3) years after the Time of Closing such originals shall not be removed from their principal places of business or destroyed without the prior written consent of the Members, which shall not be unreasonably withheld.

          5.3  Employees.  Purchaser shall use its best efforts to employ all of
               ---------
the employees of Seller and/or the Huntington Business immediately following the time of Closing. Without limiting the generality of the foregoing, Purchaser and Hall Kinion shall use their best efforts to incentivize Robin Cassella and Colin Burgess on substantially similar terms as those under which each is currently employed by Seller, ITC or Huntington Group Leasing Corporation, as the case may be.

          5.4  Taxes.  Seller will complete and duly and timely file in correct
               -----
form with the appropriate tax authorities all tax returns and reports required to be filed after the date hereof. All of such tax returns that will be filed will be accurate and complete when filed. Seller will pay in full when due all taxes due after the date hereof. The Seller shall pay all taxes imposed upon the Seller as a result of the sale of the Assets. The Seller shall also pay, or indemnify the Purchaser for, all taxes imposed on the Purchaser or any affiliate and any taxes to which the

Assets are subject or for which a lien, claim or encumbrance can be placed upon the Assets but only in each case to the extent that any such taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or transactions or events occurring on or prior to the Closing Date. Liability for any taxes that Seller is required to satisfy pursuant to this Section 5.5 shall not constitute or be treated as Assumed Liabilities.

          5.5  Confidentiality.  Without the prior written consent of the other
               ---------------
party, neither Purchaser nor Hall Kinion nor Seller (nor any of their respective officers, directors, employees, agents members or affiliates) will disclose the existence or terms of this Agreement prior to the Closing, except to the extent that disclosure is required by law, including, without limitation, the federal securities laws and regulations or the disclosure obligations of Purchaser.

          5.6  Publicity.  Purchaser and Seller agree not to issue any press
               ---------
release or public statement regarding this Agreement or the transactions contemplated hereunder without the prior consent of the other party, which shall not be unreasonably withheld. A mutually agreed upon press release shall be made upon the execution of the Agreement.

                                   ARTICLE 6
                                    CLOSING
                                    -------

          6.1  Time of Closing.  The transactions contemplated by this Agreement
               ---------------
shall be effective as of 11:00 a.m. (California time) on November 18, 1998, or if later, on the first business day on which the last of the conditions contained in Article 7 hereof is fulfilled or waived (the "Time of Closing"); provided, that in no event shall the Closing occur later than December 31, 1998 unless otherwise agreed to by the parties ("Termination Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, or at such other place or date as may be agreed upon from time to time in writing by the parties. The "Closing" shall mean the deliveries to be made by the Purchaser, the Seller and the Members at the Time of Closing in accordance with this Agreement.

          6.2  Deliveries by Members and the Seller.  At the Time of Closing,
               ------------------------------------
the Seller and the Members shall deliver to Purchaser, all duly and properly executed, the following:

               (a) A Bill of Sale in the form attached hereto as Exhibit 6.2(a).

               (b) Good and sufficient assignments of the Contracts, which shall be in form and substance reasonably satisfactory to Purchaser and shall include, subject to Section 1.3 hereof, the written consents of all parties necessary in order to transfer all of Members' rights thereunder to Purchaser.

               (c) Certificates executed by the Members of Huntington certifying
(i) that the conditions specified in subsections (a)-(d) of Section 7.1 have been satisfied, (ii) that there shall have been no adverse change in the Huntington Business since October 31, 1998 and (iii) that the financial statements previously delivered to the Purchaser fairly present the financial condition of the Seller as of the date of such financials.

               (d) An opinion of Cohen & Wolf, P.C., dated the date of the Closing, in substantially the form attached hereto as Exhibit 6.2(d).
                                                      --------------
               (e) Executed copies of the Related Agreements to the extent to which each is a party.

          6.3  Deliveries by Hall Kinion and Purchaser.  At the Closing,
               ---------------------------------------
Purchaser and Hall Kinion shall deliver, or cause to be delivered to the Seller and the Members, as applicable, all duly and properly executed, the following:

               (a) The portion of the Purchase Price set forth in Section
3.2(a).
               (b) Executed copies of the Related Agreements to the extent to which it is a party.

               (c) Officers' Certificates executed by the President or Chief Financial Officer of Purchaser and Hall Kinion, respectively, certifying that the conditions specified in subsections (a)-(c) of Section 7.2 have been satisfied.

               (d) An opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated the date of the Closing, in substantially the form attached hereto as Exhibit 6.3(d).
                   --------------

          6.4  Further Assurances.  At or after the Time of Closing, each party
               ------------------
shall each prepare, execute and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                   ARTICLE 7
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

          7.1  Conditions to Obligations of Purchaser.  Each and every
               --------------------------------------
obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

               (a) Representations and Warranties. The Seller's and Members'
                   ------------------------------
representations and warranties set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing, as if such representations and warranties were made as of such date and time.

               (b) Consents. The Seller shall have obtained and delivered to the
                   --------
Purchaser all consents the Purchaser deems necessary or desirable, in the Purchaser's sole discretion, in order to consummate the transactions contemplated herein. Without limiting the effect of Section 1.3, the representations and warranties in Article 4 or the Indemnification obligations in Article 8, Purchasers acknowledges that the consents listed on Schedule 7.1(b)
have not been obtained and the failure to obtain same shall not constitute a breach of this Agreement.

               (c) Performance of Agreement. All covenants, conditions, and
                   ------------------------
other obligations under this Agreement that are to be performed or complied with by the Seller prior to the Time of Closing shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2.

               (d) No Material Adverse Change. There shall have been no material
                   --------------------------
adverse change in the financial condition, business, or properties of the Huntington Business or the Seller, which materially adversely affects the conduct of the Huntington Business or the Seller as presently being conducted or the condition or business prospects, financial or otherwise, of the Huntington Business or the Seller, since October 31, 1998.

               (e) Absence of Governmental or Other Objection. There shall be no
                   ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing;

               (f) Approval of Documentation. The form and substance of all
                   -------------------------
certificates, instruments, opinions, and other documents delivered or to be delivered to the Purchaser under this Agreement shall be satisfactory to the Purchaser and its counsel in all reasonable respects.

               (g) Employment Agreements. The Purchaser IAC shall have entered
                   ---------------------
into employment agreement with Raymond Tomasco and Karen Vacheron Alexander in substantially the forms attached hereto as Exhibits 7.1(g)(i) and 7.1(g)(ii) (the "Employment Agreements").

               (h)  Intentionally Omitted.
                    ---------------------

               (i) Termination of 401(k) Plan. The Seller shall take all actions
                   --------------------------
necessary to cause the termination of any 401(k) or pension plan or the like as requested by Purchaser prior to Closing.

               (j) Due Diligence Review. The Purchaser shall have completed to
                   --------------------
its sole satisfaction its due diligence review of the Seller, the Assets, the Huntington Business and its business operations, financial condition and prospects, and the Purchaser shall have received favorable reviews from its advisors of the results of their due diligence review of the same.

               (k) ITC Asset Purchase Agreement. Hall Kinion, ITC and the other
                   ----------------------------
parties thereto shall have executed the ITC Asset Purchase Agreement in substantially the form attached hereto as Exhibit 7.1(k).
                                          --------------

               (l) Assignment of Real Estate Lease. The Seller shall have
                   -------------------------------
executed the Assignment of Lease and Assumption of Lease Obligations with respect to the Seller's leased premises at 6527 Main Street, Trumbull, Connecticut, in substantially the form attached hereto as Exhibit 7.1(l) (the "Lease Assignment").

          7.2  Conditions to Obligations of Members and Seller.  Each and every
               -----------------------------------------------
obligation of Members and the Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by the Seller):

               (a) Representations and Warranties. The Purchaser's and Hall
                   ------------------------------
Kinion's representations and warranties set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such time and date.

               (b) Performance of Agreement. All covenants, conditions, and
                   ------------------------
other obligations under this Agreement which are to be performed or complied with by the Purchaser and Hall Kinion shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.3.

               (c) No Material Adverse Change. There shall have been no material
                   --------------------------
adverse change in the financial condition, business, or properties of the Purchaser or Hall Kinion which materially adversely affects the conduct of its business as presently being conducted or the condition or business prospects, financial or otherwise, of the Purchaser, since October 31, 1998.

               (d) Employment Agreements.  The  Purchaser and Hall Kinion shall
                   ---------------------
have entered into the Employment Agreements.

               (e) ITC Asset Purchase Agreement. Hall Kinion, IAC, ITC and the
                   ----------------------------
other parties thereto shall have executed the ITC Asset Purchase Agreement.

               (f) Assignment of Real Estate Lease.  The Purchaser and Hall
                   -------------------------------
Kinion shall have executed the Lease Assignment.

                                   ARTICLE 8
                                INDEMNIFICATION
                                ---------------

          8.1  Survival of Representations, Warranties, and Agreements.
               -------------------------------------------------------

               (a) Subject to this Article 8, all representations, warranties, covenants, and agreements of each party in this Agreement shall survive the execution, delivery, and performance of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties to this Agreement. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Time of Closing. The obligations of indemnity provided herein with respect to the representations and warranties of the Seller and the Members set forth in Section 4.2 shall terminate on November 30, 1999; provided, however, that the representations and warranties set forth in Section 4.2(k) (Compliance With Law), and Section 4.2(e) (Assets) and the obligations of indemnity therefor shall survive indefinitely, and the representations and warranties set forth in Section 4.2(j) (Taxes) and the obligations of indemnity therefor shall survive until the expiration of the applicable statutes of limitation. The obligations of indemnity provided herein with respect to the representations and warranties of the Purchaser set forth in Section 4.1 shall terminate November 30, 1999.

               (b) As used in this Article, any reference to a representation, warranty, or covenant contained in any Section of this Agreement shall include the schedule relating to such Section.

          8.2  Indemnification of the Purchaser.
               --------------------------------
               (a) The Seller and each of the Members hereby agrees, jointly and severally to indemnify and hold harmless the Purchaser, and its respective officers, directors, stockholders and affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Purchaser Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Purchaser, or its respective officers, directors, stockholders or affiliates directly or indirectly,

                    (i) as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Seller or the Members in this Agreement; or

                    (ii) except as specifically set forth on Schedule 2.1, without giving effect to any of the disclosures set forth in this Agreement, any accompanying schedule, exhibit, certificate or the Disclosure Letter, any Purchaser Damages arising from the operation of the Huntington Business prior to the Time of Closing, or arising out of the Seller's status as employer of current or former employees of Seller, or as a result of failure to comply with the requirements of the "bulk sales" laws of any jurisdiction applicable to the sale of the Assets to Purchaser.

All of the claims described in Sections 8.2(a)(i) and 8.2(a)(ii) shall be referred to as "Purchaser Indemnifiable Claims."

               (b) Subject in all cases to the limitations upon survival of claims as set forth in Section 8.1(a), with respect to the payment of such Purchaser Damages owed by the Members to the Purchaser or its officers, directors or affiliates, the Members agree that the Purchaser shall, in addition to other remedies, be entitled to offset as payment for such Purchaser Damages any portion or all of any Earnout Payment pursuant to Section 3.5 hereof, provided that no offset shall be made from Earnout Payments due and payable after November 30, 2000.

          8.3  Indemnification of Seller and the Members.  The  Purchaser and
               -----------------------------------------
Hall Kinion hereby agree to indemnify and hold harmless the Seller and the Members against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, the "Seller Damages" or the "Member Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Seller or the

Members directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Purchaser in this Agreement (all of which shall be referred to as "Member Indemnifiable Claims"). (Purchaser Indemnifiable Claims and Member Indemnifiable Claims are sometimes referred to herein as "Indemnifiable Claims;" Purchaser Damages and Member Damages or Seller Damages are sometimes referred to herein as "Damages.")

          8.4  Procedure for Indemnification with Respect to Third-Party Claims.
               ----------------------------------------------------------------
If the Purchaser, its respective officers, directors or affiliates or the Seller or any of the Members determines to seek indemnification under this Article 8 with respect to Indemnifiable Claims (the party seeking such indemnification is hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give written notice to the Indemnifying Party within thirty (30) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party; provided, however, that such written notice shall be effective only if delivered to the Indemnifying Party before the later of November 30, 2000 or the termination, pursuant to Section 8.1(a) hereof, of the representation and warranties upon which such Indemnifiable Claim(s) are based. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall reasonably determine that there is a conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by the Indemnifying Party, (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

               (a) In the event that the Indemnifying Party, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall notify the Indemnifying Party of such failure, whereupon the Indemnifying Party shall have ten (10) additional days to assume the defense of the Indemnifiable Claim, after the expiration of which the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

               (b) Notwithstanding anything in this Section to the contrary, (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, the Indemnified Party shall have the right to participate, at its own cost and expense, in such defense, compromise, or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

          8.5  Procedure For Indemnification with Respect to Non-Third Party
               -------------------------------------------------------------
Claims.
------
               (a) In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 8.5, specify with particularity the nature and amount of the claim asserted, accompanied by any written materials supporting such claim, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence); provided, however, that such written notice shall be effective only if delivered to the Indemnifying Party before the later of November 30, 2000 or the termination, pursuant to Section 8.1(a) hereof, of the representation and warranties upon which such Indemnifiable Claim(s) are based. If the Indemnifying Party, within 60 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim.

          8.6  Threshold Determination of and Limitations on Indemnification.
               -------------------------------------------------------------
Notwithstanding anything in this Article 8 to the contrary, the Seller and the Members shall not be under any obligations of indemnity with respect to Purchaser, and Purchaser shall not be under any obligations to the Seller and the Members until such time as Purchaser or Member (or Seller), respectively, has incurred Purchaser Damages or Member Damages (or Seller Damages), as the case may be, in the aggregate in excess of $25,000, for which Purchaser or Member (or Seller), respectively, would have been entitled to be indemnified against but for the provisions of this Section 8.6; and upon reaching the $25,000 threshold set forth above, an Indemnifying Party shall only be liable for Damages to the extent of the excess over such $25,000 threshold.

          8.7  Limitation on Gary Malbin's Indemnification of Purchaser.
               --------------------------------------------------------
Notwithstanding anything contained in this Agreement to the contrary, Gary Malbin shall bear no liability whatsoever to Purchaser in connection with any matter relating to Huntington.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS
                            ------------------------

          9.1  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given (a) on the same day if delivered personally, (b) three (3) business days after being mailed by registered or certified mail (return receipt requested), or (c) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

                    If to Purchaser, to:

                    Hall, Kinion & Associates, Inc.
                    19925 Stevens Creek Boulevard, Suite 180
                    Cupertino, CA  95014
                    Attention:  Brenda C. Rhodes
                    Telephone No.: (408) 863-5600
                    Facsimile No.:  (408) 863-5648

                    with copy (which shall not constitute notice) to:

                    Gunderson Dettmer Stough Villeneuve
                      Franklin & Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA  94025
                    Attention:  Scott C. Dettmer, Esq.
                    Telephone No.:  (650) 321-2400
                    Facsimile No.:   (650) 321-2800

                    If to Seller or Member:

                    Alexander, Boehmer and Tomasco, LLC
                    6527 Main Street
                    Trumbull, CT  06611
                    Attention: Raymond Tomasco or Karen Alexander Telephone No.: (203) 452-3818
                    Facsimile No.:  (203) 452-2303

                    with copy (which shall not constitute notice) to:

                    Cohen & Wolf, P.C.
                    1115 Broad Street
                    Bridgeport, CT  06604
                    Attention:  David Levine, Esq.
                    Telephone No.:  (203) 337-4137
                    Facsimile No.:  (203) 576-8504

          9.2  Entire Agreement.  This Agreement, the exhibits and schedules
               ----------------
hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter including the letter of intent dated October 16, 1998.

          9.3  Binding Effect; Assignment.  This Agreement and the various
               --------------------------
rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Seller, its successors and permitted assigns, the Members, their successors and permitted assigns, and the Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party; provided, however, that the Purchaser may, without such written consent, assign its rights in connection with a merger of the Purchaser with or into another entity, a sale of all or substantially all of the Purchaser's assets, or a reorganization involving the Purchaser.

          9.4  Captions.  The Article and Section headings of this Agreement are
               --------
inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          9.5  Expenses of Acquisition. The Seller and the Members shall pay in
               -----------------------
full all fees and expenses incurred by the Seller and the Members in connection with this Agreement, and the transactions contemplated hereby. The Purchaser shall pay all fees and expenses incurred by the Purchaser in connection with this Agreement, and the transactions contemplated hereby.

          9.6  Waiver; Consent.  This Agreement may not be changed, amended,
               ---------------
terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          9.7  Third-Party Beneficiaries.  Except as otherwise expressly
               -------------------------
provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          9.8  Counterparts.  This Agreement may be executed simultaneously in
               ------------
multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile signature may be in lieu of an original signature provided that original signatures are thereafter delivered to the other party by overnight courier within twenty-four (24) hours.

          9.9  Gender.  Whenever the context requires, words used in the
               ------
singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

          9.10 Severability.  If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          9.11 Remedies of the Purchaser.  The Seller and the Members agree that
               -------------------------
the Assets are unique and not otherwise readily available to the Purchaser. Accordingly, the Seller and the Members acknowledge that, in addition to all other remedies to which the Purchaser is entitled, the Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided the Purchaser is not in material default hereunder.

          9.12 Governing Law.  This Agreement shall in all respects be construed
               -------------
in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state, solely between residents of the state.

          9.13 Venue.  Any dispute arising under or in relation to this
               -----
Agreement shall be resolved exclusively in a federal district court in the State of California and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

          9.14 Attorney's Fees.  If any action at law or in equity is necessary
               ---------------
to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled.

          9.15 Rules of Construction.  The parties hereto agree that they have
               ---------------------
been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                     [The Remainder of this Page is Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                 HALL, KINION & ASSOCIATES, INC.

                                 By:
                                    ------------------------------------------
                                     Paul H. Bartlett
                                     President

                                 Address: 19925 Stevens Creek Blvd., Ste. 180 Cupertino, CA 95014

                                 PURCHASER:

                                 HUNTINGTON ACQUISITION CORPORATION

                                 By:
                                    -----------------------------------------

                                 Address: 19925 Stevens Creek Blvd., Ste. 180 Cupertino, CA 95014

                                 SELLER:


                                 ALEXANDER, BOEHMER AND
                                 TOMASCO, LLC

                                 By:
                                    ----------------------------------------
                                 Name:
                                      --------------------------------------
                                 Title:
                                       -------------------------------------

                                 Address:  6527 Main Street
                                           Trumbull, CT  06611

                                 MEMBERS:


                                 ------------------------------------------
                                 Raymond Tomasco

                                 Address:
                                         ----------------------------------

                                         ----------------------------------

                                 ------------------------------------------
                                 Karen Vacheron Alexander

                                 Address:
                                         ----------------------------------

                                         ----------------------------------